Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
2009 Preliminary Financial Guidance
(in millions, except per share amounts)

	Year Ending
	December 31, 2009
	Range

Revenue	$420.0	$450.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$107.0	$122.0

Adjusted EBITDA per diluted common share	$1.73	$1.97

Interest, taxes, non-cash and other items (b)
Interest income	4.0	5.0
Depreciation and amortization	(33.0)	(30.0)
Non-cash advertising	(1.5)	(1.5)
Non-cash stock-based compensation	(26.0)	(23.0)
Income tax provision	(20.6)	(29.5)

Net income	$29.9	$43.0

Net income per common share:
Basic	$0.51	$0.73

Diluted	$0.48	$0.69

Weighted-average shares outstanding used in computing net income per common share:
Basic	59.0	59.0
Diluted	62.0	62.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income
Additional information regarding forecast for first quarter of 2009:
     -     Revenue is forecasted to be approximately $90 to $92 in quarter ending March 31, 2009
     -     Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 19% in quarter ending March 31, 2009
     -     Net Income as a percentage of revenue is forecasted to be approximately 2% to 3% in quarter ending March 31, 2009
Additional information regarding full year forecast:
     -     Income tax rate for 2009 is forecasted to be approximately 41% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2009 of the valuation allowance against deferred tax assets.
     -     The distribution of the annual revenue is expected to be approximately 75% advertising and sponsorship, 21% licensing and 4% publishing and other. Quarterly revenue distributions may vary from this annual estimate.